Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 1 TO MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO MASTER SERVICES AGREEMENT (this “Amendment”),

effective as of March 23, 2021, by and among The James Alpha Funds Trust, a Delaware statutory trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties” and each a “Party”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated February 2, 2021 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	The Fund Accounting Addendum to the Agreement hereby is deleted in its entirety and replaced with the Fund Accounting Addendum attached hereto, as the same may be amended from time to time.

(b)	The Fund Accounting Fee Letter to the Agreement hereby is deleted in its entirety and replaced with the Fund Accounting Fee Letter attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each Party has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

THE JAMES ALPHA FUNDS TRUST

By: /s/ Michael J. Montague

Name: Michael J. Montague

Title: Treasurer

ULTIMUS FUND SOLUTIONS, LLC

By: /s/ Gary Tenkman

Name: Gary Tenkman

Title: CEO

Fund Accounting Addendum

for

The James Alpha Funds Trust

This Fund Accounting Addendum, dated March 23, 2021, is between The James Alpha Funds Trust (the “Trust”), on its own behalf and on behalf of the Funds listed on Schedule A to that certain Master Services Agreement dated February 2, 2021, and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Services Agreement.

Fund Accounting Services

1.	Performance of Daily Accounting Services

Ultimus shall perform the following accounting services daily for each Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s investment adviser or its designee, as approved by the Board;

1.3.             verify and reconcile with the Funds’ custodian cash and all daily activity;

1.4.	compute, as appropriate, each Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5.	review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to NASDAQ and such other entities as directed by the Fund;

1.6.             determine unrealized appreciation and depreciation on securities held by the Funds;

1.7.	accrue income of each Fund;

1.8.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

1.9.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.10.	record investment trades received in proper form from each Fund or its authorized agents on the industry standard T+1 basis;

1.11.	calculate Fund expenses based on instructions from each Fund’s administrator;

1.12.	accrue expenses of each Fund;

1.13.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.14.	provide accounting reports in connection with each Fund’s regular annual audit and other audits and examinations by regulatory agencies;

1.15.	provide such periodic reports as agreed to by the parties;

1.16.	prepare and maintain the following records upon receipt of information in proper form from each Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.17.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.18.	provide accounting information to each Fund’s independent registered public accounting firm for preparation of the Fund’s tax returns; and

1.19.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that all necessary information is made available to, each Fund’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund.

2.	Accounting Services Related to Odd Lot Pricing

If, in addition to those services described under Section 1 [Performance of Daily Accounting Services] of this Fund Accounting Addendum, the Trust or a Fund’s investment adviser informs Ultimus that one or more Fund(s) holds or will hold any security in a quantity constituting an odd lot (as opposed to a round lot), Ultimus will undertake to perform such additional procedures as are determined necessary by the Board to price such security, including, if applicable, the application of a discount to the pricing obtained from any independent pricing service(s); provided, however, that any such additional procedures to be performed in connection with securities held in quantities constituting an odd lot, are clearly delineated in a written odd lot pricing methodology and procedure approved by the Board; it being further understood and agreed by the parties hereto that Ultimus shall be compensated in the form of an odd lot pricing fee for performing such additional procedures, and, notwithstanding anything in the Agreement to the contrary, including, without limitation, any duty of care or indemnification obligation that Ultimus might otherwise owe to the Trust or any Fund, Ultimus will not be liable for any NAV error that may arise out of any incorrect, incomplete, or missing data provided to Ultimus by the Fund’s investment adviser or any sub-adviser to the Fund as part of any odd lot pricing procedures approved by the Board, and the Trust hereby agrees to indemnify Ultimus for and hold Ultimus harmless from any such liability.

3.	Additional Accounting Services

Ultimus shall also perform the following additional accounting services for each Fund.

3.1.	Financial Statements. Ultimus will provide monthly (or as frequently as may reasonably be requested by the Trust or a Fund’s investment adviser) a set of Financial Statements for each Fund. For purposes of this Fund Accounting Addendum, “Financial Statements” include the following:

(A) Statement of Assets and Liabilities; (B) Statement of Operations; (C) Statement of Changes in Net Assets; (D) Security Purchases and Sales Journals; and (E) Fund Holdings Reports.

3.2.	Other Information. Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	reports with the SEC on Forms N-CEN, N-PORT, and N-CSR;

(C)	registration statements and other filings relating to the registration of shares;

(D)	Ultimus’ monitoring of the Trust’s status as a regulated investment company under the Internal Revenue Code;

(E)	annual audit by each Fund’s independent accountants; and

(F)	examinations performed by the SEC.

3.3.	Other Services

(A)	as appropriate, compute each Fund’s yields, total return, expense ratios, and portfolio turnover rate, and any other financial ratios required by regulatory filings.

4.	Special Reports and Services

4.1.	Ultimus may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

4.2.	Ultimus may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

5.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Accounting Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

6.	Forms N-CEN and N-PORT

6.1.	If Ultimus provides fund administration to the Trust or Fund, Ultimus will prepare and file with the SEC the reports on Forms N-CEN and N-PORT.

6.2.	If Ultimus does not provide fund administration to the Trust or Fund, Ultimus will provide the fund administrator with accounting information for Forms N-CEN and N-PORT.

Signatures are located on the next page.

The parties duly executed this Fund Accounting Addendum as of March 23, 2021.

The James Alpha Funds Trust on its own behalf and on behalf of the Funds	Ultimus Fund Solutions, LLC
By: /s/ Michael J. Montague	By: /s/ Gary Tenkman
Name: Michael J. Montague	Name: Gary Tenkman
Title: Treasurer	Title: CEO

Fund Accounting Fee Letter for

the Funds listed on Schedule A each a series of

The James Alpha Funds Trust

This Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to The James Alpha Funds Trust (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement dated February 2, 2021, and the Fund Accounting Addendum dated March 23, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

[REDACTED]

2.	Portfolio Price Quotation and Performance Reporting

[REDACTED]

3.	Monthly Per Trade Fee

[REDACTED]

4.	Term

4.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

4.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 90 days prior to the end of the Initial Term or the then- current Renewal Term.

4.3.	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination de-conversion or liquidation services.

4.4.	Early Termination. Any Early Termination under the Agreement with respect to a Fund shall subject the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter.

4.5.	Liquidation. Upon termination of the Agreement with respect to a Fund due to the liquidation of the Trust or a Fund, Ultimus shall be entitled to collect from the Trust or the Adviser the compensation described in this Fee Letter through the end of the then-current term, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for post-termination liquidation services as mutually agreed to by Ultimus and the Trust.

5.	Fee Increases

Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1 plus 1.5%; provided that Ultimus gives 60-day notice of such increase to the Trust’s Board of Trustees and the Adviser. Any CPI–U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

The parties duly executed this Fund Accounting Fee Letter dated March 23, 2021.

The James Alpha Funds Trust on its own behalf and on behalf of the Funds	Ultimus Fund Solutions, LLC
By: /s/ Michael J. Montague	By: /s/ Gary Tenkman
Name: Michael J. Montague	Name: Gary Tenkman
Title: Treasurer	Title: CEO

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Easterly Funds LLC
By: /s/ Michael J. Montague
Name: Michael J. Montague
Title: Treasurer